EXHIBIT 99.1

                                [SIX FLAGS LOGO]

        SIX FLAGS ANNOUNCES FULL-YEAR AND FOURTH QUARTER 2008 RESULTS
        -------------------------------------------------------------

      o Full Year 2008 Adjusted EBITDA(1) Increases 45% to a Record $275.3 Million on 5% Revenue Growth and Reduced Costs and Expenses

      o     Full Year 2008 Operating Income More than Triples to $144.0 Million

      o Positive Free Cash Flow(1) Achieved for Full Year 2008 for the First Time in the Company's History

      o Fourth Quarter Adjusted EBITDA Reaches $5.2 Million and, Excluding Certain Non-Cash Items(2), Loss From Continuing Operations Per Share Improves to $0.83

New York, NY - March 10, 2009 - Six Flags, Inc. (NYSE: SIX) announced today its operating results for the year and quarter ended December 31, 2008.(3)

Commenting on the Company's performance, Mark Shapiro, President and Chief Executive Officer of Six Flags, Inc., said: "The three-year turnaround for Six Flags required a great deal of patience. I am proud and grateful that the efforts and commitment of our workforce - some 30,000 strong - resulted in our best year ever, putting our operations back on solid footing. The remaining challenge is the inherited balance sheet and we are in comprehensive dialogue with our lenders to remedy that issue."

For the year ended December 31, 2008, total revenues increased $50.5 million, or 5%, to $1.02 billion from $970.8 million in the prior year. Attendance for the year was 25.3 million, an increase of 0.4 million, or 2%, compared to 24.9 million in the prior year. The attendance increase was driven by increased paid admissions, partially offset by planned reductions of approximately 0.5 million in complimentary and free promotional attendance.

Total revenue per capita for the year increased $1.31, or 3%, to $40.30 from $38.99 in the prior year, reflecting increased per capita guest spending as well as growth in sponsorship, licensing and other fees. Increased per capita guest spending of $0.53, or 1%, to $37.97 from $37.44 in the prior year was driven by increased rentals, food and beverages, parking, admissions and retail revenues. Sponsorship, licensing and other fees increased $20.4 million, or 53%, to $59.0 million.

Operating costs and expenses, including cost of sales, depreciation, amortization, stock-based compensation and loss on disposal of assets, decreased $55.4 million, or 6%, to $877.3 million for 2008, compared to $932.7 million in 2007. Key planned reductions were achieved in marketing, loss on disposal of assets, third party services, repairs and maintenance, travel-related expenses, supplies and seasonal labor.

Income from continuing operations before income taxes was $19.4 million, an improvement of $252.4 million over the prior year pre-tax loss of $233.0 million. The improved results reflect a net gain on debt extinguishment of $107.7 million compared to a $13.2 million loss on debt extinguishment for 2007, increased revenues of $50.5 million, reduced operating costs and expenses of $55.4 million, a $5.5 million reduction in net other expense, and reduced net interest expense of $21.5 million. The lower net other expense reflects the 2008 loss related to an interest rate hedge that no longer qualified for hedge accounting treatment, compared to the prior year's cost of settling a class-action labor lawsuit in California and costs associated with implementation of an early retirement plan. The reduced net interest expense resulted from lower long-term debt and interest rates in 2008.

Adjusted EBITDA for 2008 was $275.3 million, an $85.7 million improvement over the prior-year's Adjusted EBITDA of $189.6 million, reflecting increased revenues and reduced cash operating costs and expenses.

Three Month Results

For the fourth quarter of 2008, total revenues of $118.1 million increased 5% over the prior-year quarter's $112.3 million, while total attendance grew 9%, or
0.3 million. The attendance increase over the prior-year quarter was primarily due to strong Halloween and Christmas Holiday seasons, driven by an increased mix of season pass attendance.

Revenue growth for the fourth quarter also reflected growth in sponsorship, licensing and other fees, which increased $4.1 million over the prior-year period to $13.8 million. Total revenue per capita decreased 4% to $38.04 in the fourth quarter of 2008 from $39.45 in the prior-year quarter, reflecting reduced guest spending due in part to the increased mix of season pass attendees who tend to spend less in-park.

Mr. Shapiro added: "While the economic environment continued to tighten in the fourth quarter, our business remained resilient. Six Flags has effectively positioned itself as an affordable close-to-home entertainment destination for the entire family. With paid attendance, length of stay and in-park spending increases in 2008, it is clear that consumer confidence in our brand and the guest experience has returned."

Excluding the non-cash items resulting from the change in the Company's income tax valuation allowance and the mark-to-market charge related to an interest rate hedge that ceased to be an "effective hedge" for accounting purposes, the Company's loss from continuing operations in the fourth quarter of 2008 was $75.4 million, an improvement of $51.2 million over the prior-year quarter's loss of $126.6 million. Including the non-cash items, the Company recorded a loss of $201.2 million from continuing operations in the fourth quarter of 2008.

The improved operating results, excluding the non-cash charges, reflect revenue growth of $5.7 million and a reduction of $27.1 million in operating costs and expenses, which decreased from $183.0 million in the prior-year fourth quarter to $155.9 million for the fourth quarter of 2008, reflecting primarily a reduction in the loss on disposal of assets. Also included in the change in net income from continuing operations for the fourth quarter was a $7.3 million reduction in net interest expense, reflecting less long-term debt and lower interest rates compared to the fourth quarter of 2007.

Adjusted EBITDA for the fourth quarter of 2008 improved by $3.3 million, or 165%, to $5.2 million compared to $1.9 million for the prior-year quarter, driven primarily by the Company's revenue growth.

Cash and Liquidity

As of December 31, 2008, the Company had $210.3 million in unrestricted cash and $1.5 million available (after reduction for outstanding letters of credit of approximately $29.4 million) on its $275 million revolving credit facility.

The Company's Preferred Income Redeemable Shares ("PIERS") are required to be redeemed for cash on August 15, 2009 for $287.5 million plus accrued and unpaid dividends, which totaled $15.6 million at December 31, 2008. The Company does not expect to have sufficient cash to redeem the PIERS at their redemption date. The PIERS redemption is just one component of the comprehensive restructuring of the balance sheet that the Company is pursuing. Accordingly, the Company's 2008 Annual Report on Form 10-K will include the disclosure of risk factors associated with the Company's liquidity, pending PIERS maturity and the restructuring effort.

Conference Call

The Company will host a teleconference for analysts and investors on Monday, March 16, 2008 at 9:00 AM Eastern. Participants in the call will include President and Chief Executive Officer, Mark Shapiro, and Executive Vice President and Chief Financial Officer, Jeffrey R. Speed.

The teleconference will be broadcast live to all interested persons as a listen-only Web cast on http://investors.sixflags.com/. The Web cast will be archived for one year.

About Six Flags

Six Flags, Inc. is the world's largest regional theme park company with 20 parks across the United States, Mexico and Canada, and soon will be expanding beyond North America with destinations in Dubai and Qatar. Since 1961, hundreds of millions of families have trusted Six Flags to combine friendly-clean-fast-safe service with affordable, value-packed thrills, record-shattering roller coasters and special events like the Summer Concert Series, Fright Fest and Holiday in the Park. Six Flags' wide array of entertainment options reaches all demographics - families, teens, tweens and thrill seekers alike - featuring themed attractions based on skateboarding legend Tony Hawk, the ultimate daredevil Evel Knievel, movie franchises The Dark Knight and The Mummy; as well as world-renowned, kid-friendly brands including Looney Tunes, the Justice League of America, The Wiggles and Thomas the Tank Engine.

Six Flags continues to develop new avenues for growth, acquiring ownership and management of Dick Clark Productions, producer of such perennial television hits as the American Music Awards, the Golden Globe Awards, the Academy of Country Music Awards, Dick Clark's New Year's Rockin' Eve and So You Think You Can Dance. Six Flags, Inc. is a publicly-traded corporation (NYSE:SIX) headquartered in New York City.

Forward Looking Statements:

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, Six Flags' success in implementing its new business strategy. Although Six Flags believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including factors impacting attendance, such as local conditions, events, disturbances and terrorist activities, risk of accidents occurring at Six Flags' parks, adverse weather conditions, general economic conditions (including consumer spending patterns), competition, pending, threatened or future legal proceedings and other factors could cause actual results to differ materially from Six Flags' expectations. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in Six Flags' Annual Report on Form 10-K for the year ended December 31, 2007, and the Quarterly Reports on Form 10-Q for the first three quarters of 2008, which are available free of charge on Six Flags' website http://www.sixflags.com.

                                    # # #

Media Contact: Sandra Daniels - (212) 652-9360 Investor Relations: William Schmitt - (203) 682-8200

----------
(1) See the following tables and Notes 4 and 6 to the tables for a discussion of Adjusted EBITDA and Free Cash Flow and their reconciliation to net income
(loss).

(2) The certain non-cash items were an income tax charge of $110.8 million due to an increase in the Company's valuation allowance for deferred tax assets that are derived from the Company's carry forward of income tax net operating losses and a mark to market charge of $15.0 million related to an interest rate hedge that ceased to be an "effective hedge" for accounting purposes. See Note 2 to the tables for a discussion of the use of this measure.

(3) Reported results from continuing operations for all periods presented exclude park operations in Buffalo, New York; Columbus, Ohio; Concord, California; Denver, Colorado; Houston, Texas; Oklahoma City, Oklahoma; Sacramento, California; and Seattle, Washington. These parks have been classified as discontinued operations. As of April 6, 2007, the sales of all of the above-named parks were completed. Also excluded from continuing operations for all periods are results from our park in New Orleans, Louisiana, which has been closed since August 2005 due to damage caused by Hurricane Katrina. During the 2008 second quarter, the Company decided that it will not resume operations in New Orleans and has classified the park as a discontinued operation.

                                 Six Flags, Inc.
            Three and Twelve Months Ended December 31, 2008 and 2007
                    (In Thousands, Except Per Share Amounts)

Statements of Operations Data (1)             Three Months Ended       Twelve Months Ended
                                                 December 31,              December 31,
                                           ----------------------    ----------------------
                                              2008         2007         2008         2007
                                           ---------    ---------    ---------    ---------
Revenue                                    $ 118,051    $ 112,329    $1,021,298   $ 970,825
Costs and expenses (excluding
 depreciation, amortization,
 stock-based compensation
 and loss on disposal of assets)             117,708      113,606      713,845      743,007
Depreciation                                  34,801       34,886      138,406      136,657
Amortization                                     223          274        1,203        1,249
Stock-based compensation                         (99)       6,296        6,202       12,525
Loss on disposal of assets                     3,311       27,899       17,692       39,243
                                           ---------    ---------    ---------    ---------
Income from operations                       (37,893)     (70,632)     143,950       38,144
                                           ---------    ---------    ---------    ---------
Interest expense (net)                        41,157       48,504      176,174      197,643
Minority interest in earnings                   (596)      (1,421)      40,728       39,684
Equity in operations of partnerships            (562)         (66)         806          502
Net (gain) loss on debt extinguishment             -           27     (107,743)      13,210
Other expense                                 13,780        6,816       14,627       20,122
                                           ---------    ---------    ---------    ---------
Income (loss) from continuing operations
 before income taxes                         (91,672)    (124,492)      19,358     (233,017)
Income tax expense                          (109,521)      (2,087)    (116,630)      (6,203)
                                           ---------    ---------    ---------    ---------
Loss from continuing operations             (201,193)    (126,579)     (97,272)    (239,220)

Discontinued operations                           74         (309)     (15,691)     (13,939)
                                           ---------    ---------    ---------    ---------
Net loss                                   $(201,119)   $(126,888)   $(112,963)   $(253,159)
                                           =========    =========    =========    =========
Net loss applicable to
  common stock                             $(206,612)   $(132,381)   $(134,933)   $(275,129)
                                           =========    =========    =========    =========
Per share - basic and diluted:
     Loss from continuing operations       $   (2.12)   $   (1.39)   $   (1.23)   $   (2.76)
     Discontinued operations               $    0.00    $   (0.00)   $   (0.16)   $   (0.14)
                                           ---------    ---------    ---------    ---------
Net loss                                   $   (2.12)   $   (1.39)   $   (1.39)   $   (2.90)
                                           =========    =========    =========    =========

SUPPLEMENTAL INFORMATION:

Income (loss) from continuing
 operations excluding certain non-cash
 items (2)                                   (75,379)      28,542
                                           =========    =========

Per share - basic and diluted
     Income (loss) from continuing
      operations excluding certain
      non-cash items (2)                   $   (0.83)   $    0.07
                                           =========    =========

                                                    Balance Sheet Data
                                                      (In Thousands)

Balance Sheet Data                        December 31, 2008   December 31, 2007
                                          -----------------   -----------------
Cash and cash equivalents
  (excluding restricted cash)             $         210,332   $          28,388
Total assets                                      3,030,845           2,945,319

Current portion of long-term debt                   253,970              18,715
Long-term debt (excluding current
  portion)                                        2,112,272           2,239,073

Redeemable minority interests                       414,394             415,350
Mandatory redeemable preferred
  stock                                             302,382             285,623

Total stockholders' deficit                        (443,825)           (252,620)

Leverage Ratio (3)                                     5.39                 N/A
Restricted Subsidiary Leverage Ratio (3)               3.81                 N/A

                                              Three Months Ended       Twelve Months Ended
                                                 December 31,              December 31,
                                           ----------------------    ----------------------
                                              2008         2007         2008         2007
                                           ---------    ---------    ---------    ---------
Other Data:
Adjusted EBITDA (4)                        $   5,153    $   1,947    $ 275,254    $ 189,632
Weighted average shares
  outstanding - basic and diluted             97,433       94,977       96,950       94,747
Net cash provided by (used in)
  operating activities                     $ (57,672)   $ (55,696)   $  66,929    $ (36,157)

The following table sets forth a reconciliation of net income loss to Adjusted
EBITDA and Free Cash Flow for the periods shown (in thousands):

                                              Three Months Ended       Twelve Months Ended
                                                 December 31,              December 31,
                                           ----------------------    ----------------------
                                              2008         2007         2008         2007
                                           ---------    ---------    ---------    ---------
Net loss                                   $(201,119)   $(126,888)   $(112,963)   $(253,159)
Discontinued operations                          (74)         309       15,691       13,939
Income tax expense                           109,521        2,087      116,630        6,203
Other expense                                 13,780        6,816       14,627       20,122
Net (gain) loss on debt extinguishment             -           27     (107,743)      13,210
Equity in operations of partnerships            (562)         (66)         806          502
Minority interest in earnings                   (596)      (1,421)      40,728       39,684
Interest expense (net)                        41,157       48,504      176,174      197,643
Loss on disposal of assets                     3,311       27,899       17,692       39,243
Amortization                                     223          274        1,203        1,249
Depreciation                                  34,801       34,886      138,406      136,657
Stock-based compensation                         (99)       6,296        6,202       12,525
Third party interest in EBITDA
  of certain operations (5)                    4,810        3,224      (32,199)     (38,186)
                                           ---------    ---------    ---------    ---------
Adjusted EBITDA                            $   5,153    $   1,947    $ 275,254    $ 189,632
Cash paid for interest (net) and debt
  issuance costs                             (39,282)     (63,891)    (167,166)    (215,573)
Capital expenditures (net of property
  insurance recoveries)                       (6,409)     (23,014)     (90,251)    (114,132)
Cash dividends and taxes                        (604)      (7,864)     (12,230)     (25,891)
                                           ---------    ---------    ---------    ---------
Free Cash Flow (6)                         $ (41,142)   $ (92,822)   $   5,607    $(165,964)
                                           =========    =========    =========    =========

                                      NOTES

(1) Revenues and expenses of international operations are converted into U.S. dollars on a current basis as provided by U.S. generally accepted accounting principles ("GAAP").

(2) The certain non-cash items were an income tax charge of $110.8 million due to an increase in the Company's valuation allowance for deferred tax assets that are derived from the Company's carry forward of income tax net operating losses and a mark to market charge of $15.0 million related to an interest rate hedge that ceased to be an "effective hedge" for accounting purposes. The Company believes that the earnings per share information excluding these items is useful to its investors and analysts who could use the information to reconcile between expectations for the period and actual results.

(3) Under the terms of the $400,000,000 12 1/4% Senior Notes of Six Flags Operations, Inc. ("New Notes"), we must disclose on a quarterly basis the Leverage Ratio and Restricted Subsidiary Leverage Ratio, both as defined in the terms of the New Notes.

(4) Adjusted EBITDA, a non-GAAP measure, is defined as income (loss) from continuing operations before discontinued operations, income tax expense (benefit), other (income) expense, net (gain) loss on debt extinguishment, equity in operations of partnerships, minority interest in earnings (losses), interest expense (net), amortization, depreciation stock-based compensation, (gain) loss on disposal of assets minus interests of third parties in EBITDA of the four parks (see Note 5 below), plus our interest in the Adjusted EBITDA of one hotel and Dick Clark Productions, which are less than wholly owned. The Company believes that Adjusted EBITDA provides useful information to investors regarding the Company's operating performance and its capacity to incur and service debt and fund capital expenditures. The Company believes that Adjusted EBITDA is used by many investors, equity analysts and rating agencies as a measure of performance. In addition, Adjusted EBITDA is approximately equal to "Consolidated Cash Flow" as defined in the indentures relating to the Company's senior notes. Adjusted EBITDA is not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company's operating performance. Adjusted EBITDA as defined in this release may differ from similarly titled measures presented by other companies.

(5) Represents interest of third parties in the Adjusted EBITDA of Six Flags Over Georgia, Six Flags Over Texas, Six Flags White Water Atlanta, and Six Flags Discovery Kingdom (formerly Six Flags Marine World, the minority interest in which we purchased in July 2007), plus our interest in the Adjusted EBITDA of one hotel and Dick Clark Productions, which are less than wholly owned.

(6) Free Cash Flow, a non-GAAP measure, is defined as Adjusted EBITDA less (i) cash paid for interest expense, net of interest income receipts, and debt issuance costs (ii) capital expenditures net of property insurance recoveries and (iii) cash dividends and taxes. The Company believes that Free Cash Flow is used by many investors, equity analysts and rating agencies as a measure of performance. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company's operating performance. Free Cash Flow as defined in this this release may differ from similarly titled measures presented by other companies.